UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
       12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
          TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                                Commission File Number 000-30599

                           NEW-ERA TRADING GROUP, INC.
             (Exact name of registrant as specified in its charter)

         7511 NW FIRST COURT, PEMBROKE PINES, FLORIDA 33024 954-894-3696 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[ X ]  Rule 12g-4(a)(1)(i)        [   ]  Rule 12h-3(b)(1)(i)
[ X ]  Rule 12g-4(a)(1)(ii)       [   ]  Rule 12h-3(b)(1)(ii)
[   ]  Rule 12g-4(a)(2)(i)        [   ]  Rule 12h-3(b)(2)(i)
[   ]  Rule 12g-4(a)(2)(ii)       [   ]  Rule 12h-3(b)(2)(ii)
[   ]  Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
280

Pursuant to the requirements of the Securities Exchange Act of 1934 New-Era Trading Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 26, 2005

By:  /s/  Steven L. Hocke
--------------------------------------
Steven L. Hocke
Chief Executive Officer